UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)  May 1, 2008
Wilsons The Leather Experts Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	000-21543 (Commission File Number)	41-1839933 (IRS Employer Identification No.)

7401 Boone Ave. N. Brooklyn Park, Minnesota (Address of principal executive offices)		55428 (Zip Code)
Registrant’s telephone number, including area code  (763) 391-4000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On May 1, 2008, Wilsons The Leather Experts Inc. (“Company”) received notification from The Nasdaq Stock Market (“Nasdaq”) stating that, for the last 30 consecutive trading days, the Company’s common stock has not maintained a minimum market value of publicly held shares of $5.0 million as required for continued inclusion by Marketplace Rule 4450(a)(2) (the “Market Value Rule”). In accordance with Marketplace Rule 4450(e)(1), the Company was provided 90 calendar days, or until July 30, 2008, to regain compliance with the minimum market value requirement. To meet the minimum requirement, the market value of the Company’s publicly held shares must maintain a minimum market value of $5.0 million or greater for a minimum of ten consecutive trading days.
If compliance with the Market Value Rule cannot be demonstrated by July 30, 2008, Nasdaq will provide written notification to the Company that its securities will be delisted. At that time, the Company will be permitted to appeal Nasdaq’s determination to a Listing Qualifications Panel.
The Company intends to monitor the market value of its listed securities and consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the minimum market value of publicly held shares requirement by July 30, 2008.
In addition, as required by Marketplace Rule 4803(a), the Company issued a press release on May 7, 2008, reporting the receipt of Nasdaq’s letter. A copy of this press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated May 7, 2008 regarding receipt of Nasdaq deficiency notification for failure to maintain a minimum market value of publicly held shares of $5.0 million.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSONS THE LEATHER EXPERTS INC.

Date: May 7, 2008	By	/s/ Stacy A. Kruse Stacy A. Kruse
Chief Financial Officer and Treasurer